Exhibit 99.1

Kulicke & Soffa Pte Ltd 23A Serangoon North Ave 5 #01-01 K&S Corporate Headquarters Singapore 554369
+65-6880-9600 main +65-6880-9580 fax www.kns.com
Co. Regn. No. 199902120H

Kulicke & Soffa Appoints Fusen Chen as President and CEO

SINGAPORE - October 3, 2016 -- Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa”, “K&S” or the “Company”), announced today that it has named Fusen Chen as President and Chief Executive Officer (“CEO”) effective October 31, 2016. He was also elected to the Board of Directors of K&S, effective October 3, 2016. Jonathan Chou, Chief Financial Officer (“CFO”) and interim CEO, will continue to serve as the CFO of the Company.

“Fusen is the ideal person to lead K&S at this exciting and critical time for the Company,” said Garrett E. Pierce, Chairman of the Board of Directors. “The semiconductor equipment industry is experiencing rapid change. The need for form-factor reductions, performance improvements and energy efficiency result in greater semiconductor complexity requiring comprehensive Advanced Packaging solutions. While K&S continues to be the market leader in wire bonding, by leveraging its strong technological platform and strategically investing in R&D, the Company is now well positioned to take advantage of these new Advanced Packaging growth opportunities. With his deep familiarity of the semiconductor equipment industry, strong understanding of the enabling technologies, proven track record in developing new products and driving revenue and profitability growth, Fusen has the experience, intellect and determination essential to further drive K&S growth and expansion. I would also like to thank Jonathan for his strong stewardship of the Company over the last year.”

“I’m incredibly excited and honored to join K&S,” said Fusen Chen. “K&S has a proud history as a market and technology leader in the semiconductor equipment industry. I look forward to working with the highly talented employees of the Company as we focus on executing new business growth and accelerating innovation of both new and core products to continue delivering maximum value to our customers, partners, employees and shareholders.”

Fusen joins K&S from Mattson Technology, Inc. where he was the President and CEO. Under his leadership the company turned around years of losses to generate significant revenue growth and achieved sustained profitability.

Fusen previously served as an executive vice president at Novellus Systems, with the responsibility for all semiconductor business units. Prior to this position, he was the chief technology officer ("CTO") at Novellus, with the responsibility for defining the company's technology strategy and direction. As the CTO, Fusen was Novellus's primary executive interface with customers in Asia.

Prior to Novellus, Fusen spent 10 years at Applied Materials, most recently as the group vice president and general manager for the company's copper physical vapor deposition and interconnect product business group. Before joining Applied Materials, he worked at LSI Logic and SGS-Thomson Microelectronics.

Fusen earned his Ph.D. degree in materials science and engineering from the State University of New York and a B.S. degree in material science and engineering from the Tsing Hua University (Hsinchu, Taiwan).

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a leading provider of semiconductor packaging and electronic assembly solutions supporting the global automotive, consumer, communications, computing and industrial segments. As a pioneer in the semiconductor space, K&S has provided customers with market leading packaging solutions for decades. In recent years, K&S has expanded its product offerings through strategic acquisitions and organic development, adding advanced packaging, electronics assembly, wedge bonding and a broader range of expendable tools to its core offerings. Combined with its extensive expertise in process technology and focus on development, K&S is well positioned to help customers meet the challenges of packaging and assembling the next-generation of electronic devices. (www.kns.com)

Contacts: Kulicke & Soffa Industries, Inc. Marilyn Sim Public Relations P: +65-6880-9309 F: +65-6880-9580 msim@kns.com
Kulicke & Soffa Industries, Inc. Joseph Elgindy Investor Relations & Strategic Planning P: +1-215-784-7518 P: +31-40-272-3016 F: +1-215-784-6180 investor@kns.com